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                                                                      EXHIBIT 11


USDATA CORPORATION AND SUBSIDIARIES


EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
(in thousands, except per  share data)


                                                Three Months Ended
                                                     March 31,
                                                ------------------
                                                  1997      1996
                                                --------  --------

Net income (loss)                               $   (837) $    375
                                                ========  ========

Weighted average common shares
 outstanding                                      11,085    10,961

Common share equivalents                               -     1,463
                                                --------  --------

Weighted average number of common
 shares outstanding and common share
 equivalents                                      11,085    12,424
                                                ========   =======

Income (loss) per common share                  $  (0.08)  $  0.03
                                                ========   =======

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